Exhibit 99(d)(2)

[OREGON STEEL MILLS LETTERHEAD]

CONFIDENTIALITY AGREEMENT

February 9, 2005

CONFIDENTIAL

Alexander V. Frolov
Mastercroft Finance Limited
Julia House
3, Th. Dervis Street
PO BOX 1612
CY-1066 Nicosia, Cyprus

Dear Mr. Frolov:

        In connection with your consideration of a possible transaction (the "Transaction") with Oregon Steel Mills, Inc. (together with its subsidiaries and affiliates, "Oregon" or the "Company"), the Company is prepared, subject to the terms and conditions of this agreement, to make available to you certain information regarding the Company (such information (whether written or oral) furnished to you and your Representatives (as defined below), whether prior to, on, or following the date hereof, together with analyses, compilations, forecasts, studies, or other documents or records prepared by you or your Representatives which contain, are based on, or otherwise reflect or are generated in whole or in part from such information, including that stored on any computer, word processor or other similar device, collectively, the "Confidential Information").

        You hereby agree as follows:

(1)
You shall use the Confidential Information solely for the purpose of evaluating the Transaction and you shall keep the Confidential Information confidential, except that you may disclose the Confidential Information or portions thereof to those of your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, consultants, attorneys, and accountants), and your potential sources of financing (if any) for the Transaction and representatives of any thereof (collectively, the "Representatives") (a) who need to know such information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Confidential Information, and (c) who agree to be bound by the terms of this agreement as if they were parties hereto. You shall be responsible for any breach of this agreement by your Representatives. In the event that you or any of your Representatives are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process) to disclose any of the Confidential Information, you shall provide the Company with prompt prior written notice of such requirement, you shall furnish only that portion of the Confidential Information which you are advised by counsel is legally required, and you shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

(2)
If you determine not to proceed with the Transaction, you will promptly inform the Company of that decision and, in that case or at any time upon the request of the Company, you and your Representatives shall promptly, except as required by law or regulation, either (i) destroy all copies of the written Confidential Information in your or their possession or under your or their custody or control (including that stored in any computer, word processor, or similar device) and confirm such destruction to the Company in writing or (ii) return to the Company, all copies of the Confidential Information furnished to you by or on behalf of the Company in your possession or in the possession of your Representatives. Any oral Confidential Information will continue to be held subject to the terms of this agreement.

(3)
The term "Confidential Information" does not include any information which (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure by you or by any of your Representatives) or (ii) was or becomes available to you on a non-confidential basis from a source (other than the Company or its representatives) that is not and was not to your and your Representative's knowledge after due inquiry prohibited from disclosing such information to you by a contractual, legal, or fiduciary obligation.

(4)
Without the prior written consent of the other party, neither party nor its respective representatives shall disclose to any person (a) that any investigations, discussions, or negotiations are taking place concerning the Transaction or any other possible Transaction involving the Company and you, (b) that you have requested or received any Confidential Information, or (c) any of the terms, conditions, or other facts with respect to the Transaction or such investigations, discussions, or negotiations, including the status thereof. The term "person" as used in this agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual, or entity.

(5)
You agree that (i) all communications regarding the Transaction, (ii) requests for additional information, facility tours, or management meetings, and (iii) discussions or questions regarding procedures with respect to the Transaction, will be submitted or directed to designated representatives of the Company. Accordingly, you agree that you will not contact or communicate with any officer, director, employee, or agent of the Company concerning the Confidential Information or a Transaction, except as expressly requested by the Company. You further agree that, for a period of two years from the date of this agreement, you will not, directly or indirectly, solicit for employment or hire any employee of the Company with whom you have had contact or who became known to you in connection with your consideration of the Transaction; provided that the foregoing provisions shall not prohibit the solicitation or employment of any such person (i) resulting from general advertisements for employment conducted by you (including any recruitment efforts conducted by any recruitment agency, provided that you have not directed such recruitment efforts at such person), (ii) if such person approaches you on an unsolicited basis or (iii) following cessation of such person's employment with the Company without any solicitation or encouragement by you.

(6)
You acknowledge and agree that (a) the Company is free to conduct the process leading up to a possible Transaction as the Company, in its sole discretion, may determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) the Company reserves the right, in its sole discretion, to change the procedures relating to your consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed, neither the Company nor its officers, directors, employees, affiliates, stockholders, agents, advisors or controlling persons will have any legal obligation or liability to you of any kind whatsoever with respect to the Transaction, whether by virtue of this agreement, any other written or oral expression with respect to the Transaction or otherwise. For purposes hereof, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on your part.

(7)
You agree that, for a period of two years from the date of this agreement, unless such shall have been specifically invited in writing by the Company, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) or Representatives will in any manner, directly or indirectly, (a) effect or seek, offer, or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in,

  (i) any acquisition of any securities (or of beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer, merger, or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution, or other extraordinary Transaction with respect to the Company or any of its subsidiaries; or (iv) any solicitation of proxies or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the 1934 Act); (c) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

(8)
You acknowledge that you and your Representatives may receive material non-public information in connection with your evaluation of the Transaction and you are aware (and you will so advise your Representatives) that the United States securities laws impose restrictions on trading in securities when in possession of such information.

(9)
You understand and acknowledge that none of the Company or any of its officers, directors, employees, affiliates, stockholders, agents, or controlling persons is making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and each of the Company and such other persons expressly disclaims any and all liability to you or any other person that may be based upon or relate to (a) the use of the Confidential Information by you or any of the Representatives or (b) any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy and completeness of the Confidential Information and that you will be entitled to rely solely on those particular representations and warranties, if any, that are made to a purchaser in a definitive agreement relating to the Transaction when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement.

(10)
Notwithstanding anything herein to the contrary, any party to the Agreement (and any employee, representative, or other agent of any party to the Agreement) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any Transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure; provided, however, that such disclosure may only be made after (i) the earlier of (x) the date of the public announcement of discussions relating to the Transaction, (y) the date of the public announcement of the Transaction and (z) the date of the execution of an agreement to enter into the Transaction; and may only be made (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws.

(11)
Both parties acknowledge that remedies at law may be inadequate to protect them against any actual or threatened breach of this agreement by the other party or its representatives, and, without prejudice to any other rights and remedies otherwise available to either party, both parties agree to the granting of equitable relief in the non-breaching party's favor without proof of actual damages.

(12)
Each party agrees that no failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(13)
This agreement shall be binding upon the parties and their respective successors and assigns. The Company is a third party beneficiary of this agreement and may enforce this agreement directly.

(14)
Unless otherwise provided herein, your obligations under this letter shall terminate two (2) years from the date hereof.

(15)
This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

(16)
This agreement may be executed in several counterparts each of which will be considered an original and all of which together will constitute one and the same instrument. A fax transmission of a signature page will be considered an original signature page. At the request of a party, a party will confirm a fax transmitted signature page by delivering an original signature page to the requesting party.

This agreement contains the entire agreement between the parties concerning the subject matter hereof, and no modification of this agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by the parties.

Signature page follows /—

        Please confirm your agreement to the foregoing by signing both copies of this agreement and returning one to the undersigned.

Very truly yours,
OREGON STEEL MILLS, INC.
		By:	/s/ L. RAY ADAMS L. Ray Adams Vice President of Finance & CFO
CONFIRMED AND AGREED AS OF THE DATE WRITTEN ABOVE:
MASTERCROFT FINANCE LIMITED
By:	/s/ ALEXANDER V. FROLOV Alexander V. Frolov